Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Promotes Michael Lucareli to Executive Vice President, Chief Financial Officer

Racine, WI – May 21, 2021 – Modine Manufacturing Company (NYSE: MOD or the “Company”), a diversified global leader in thermal management technology and solutions, today announced the promotion of Michael (Mick) Lucareli to Executive Vice President, Chief Financial Officer.  In this role, Lucareli will lead the Company’s Business Development function in addition to continuing to lead the Finance, Accounting, Treasury, Tax, Audit and IT functions.

“I am excited to announce Mick’s promotion to Executive Vice President and CFO,”  said Modine President and Chief Executive Officer, Neil D. Brinker.  “He has been instrumental in the Company’s transformation and is the right leader for our Business Development function.  Mick also serves as the executive sponsor for our Company-wide 80/20 initiative, which is a systematic way of examining our business to focus resources on the products and markets with the highest growth and best returns.  I am confident that Mick’s experience and commitment to Modine will be integral to our future growth and profitability.”

Lucareli has been with Modine for 22 years. He has served as Vice President, Finance and Chief Financial Officer since July, 2010, and previously progressed through a series of increasingly responsible positions in business development, investor relations, financial operations and treasury.  He has a bachelor's degree in economics from the University of Wisconsin - Madison and a Master of Business Administration (MBA) from Loyola University in Chicago. He also holds a Chartered Financial Analyst (CFA) designation.

“I am honored to be asked to take on this expanded role,” said Lucareli.  “I have been part of this Company for over two decades, and have never been more excited about the Company’s potential.  I look forward to working with Neil and the rest of the management team as we work to unlock the value inherent in this great organization.”

About Modine

Modine, with fiscal 2020 revenues of $2.0 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: CIS; BHVAC; HDE; and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2020. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully complete the pending sale of our liquid-cooled automotive business, including the receipt of governmental and third-party approvals and satisfaction of other closing conditions, and our ability to successfully exit our other automotive businesses; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

SOURCE: Modine Manufacturing Company

Investor & Media Contact

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com